Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SUNation Energy, Inc.,
a Delaware corporation,

SUNation Merger Sub, Inc.,
a Delaware corporation,

and

Suniva, Inc.,
a Delaware corporation

Dated as of June 5, 2026

i

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of June 5, 2026, by and among Suniva, Inc., a Delaware corporation (the “Company”), SUNation Energy Inc., a Delaware corporation (“Parent”), and SUNation Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and the Plan of Merger by the shareholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s Charter Documents;

WHEREAS, the respective boards of directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL;

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.05 per share (the “Parent Common Stock”), approve the Parent Stockholder Matters;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger; and

WHEREAS, as an inducement to the parties to enter into this Agreement, certain stockholders of Parent and certain shareholders of the Company have entered into voting agreements dated as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its entity existence under the DGCL as the surviving entity in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 11:00 a.m. New York time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause: (a) a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL; and (b) shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger and Plan of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Surviving Corporation and Parent Charter Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so as to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law, provided, however, that at or immediately prior to the Effective Time, the Surviving Corporation shall file an amendment to its Certificate of Incorporation to change the name of the Surviving Corporation to a name selected by the Company.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name selected pursuant to Section 1.05(a)), and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation’s Certificate of Incorporation and as provided by applicable Law.

(c) At the Effective Time, the Certificate of Incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time; provided, however, that at or immediately prior to the Effective Time, Parent shall file the Parent Charter Amendment.

Section 1.06 Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Charter Documents of the Surviving Corporation.

Article II
Effect of the Merger on Capital Stock; Exchange of certificates

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Stock. Each share of common stock of the Company, par value $0.001 (“Company Common Stock”) and each share of preferred stock, par value $0.001 (“Company Preferred Stock”) that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Exchange Ratio; (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.03(g), in accordance with the Allocation Statement and as provided in Section 2.09.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Appraisal Shares) will be converted into the right to receive: (i) shares of Parent Common Stock equal to the Exchange Ratio; (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.03(g), in accordance with the Allocation Statement and as provided in Section 2.09.

(d) Cancellation of Shares. At the Effective Time, all shares of Company Stock (other than Appraisal Shares) will no longer be outstanding and all shares of Company Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.03 hereof.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 2.01(b) or Section 2.01(c) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

Section 2.02 Treatment of Warrants, RSUs and Other Stock-Based Instruments.

(a) Company Warrants. At the Effective Time, each outstanding Warrant that has not been exercised prior to the Effective Time will be cancelled automatically as of the Effective Time, and thereafter each holder of such Warrant (each, a “Warrantholder”) will be entitled to receive, upon delivery of such duly executed and completed agreement or instrument with respect to the cancellation of the Warrant as the Company in its discretion may require (each, a “Warrant Cancellation Agreement”) an amount equal to the Closing Per Warrant Consideration for each Warrant that is exercisable in accordance with the Allocation Statement and as provided in Section 2.09. The amounts described in this Section 2.02(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Warrants.

(b) Company RSUs. The Company shall take all requisite action so that, no later than the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time shall be fully vested and shall be settled or deemed settled in shares of Company Stock, which shall be treated in accordance with Section 2.01(c).

(c) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company and Parent, the Company Board and Parent Board, and the compensation committees of such boards, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a)-(b) of this Section 2.02.

Section 2.03 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent and Company shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration to the holders of Company Stock and Warrants. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(f). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.03(g) for distributions or dividends on the Parent Common Stock, with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Stock in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.03(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock or Warrants which were converted pursuant to Section 2.01(b), Section 2.01(c) or Section 2.02(a) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Warrant Cancellation Agreements or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Company may reasonably agree) for use in such exchange. Each holder of shares of Company Stock or Warrants that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in accordance with the Allocation Statement into which such shares of Company Stock or Warrants have been converted pursuant to Section 2.01(b), Section 2.01(c) or Section 2.02(a) in respect of the Company Stock represented by a Certificate or Book-Entry Share or Warrant Cancellation Agreement, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(f), and any dividends or other distributions pursuant to Section 2.03(g) upon: (i) surrender to the Exchange Agent of a Certificate or Warrant Cancellation Agreement; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate, Book-Entry Share or Warrant Cancellation Agreement. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares or Warrant Cancellation Agreement so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Company Stock or Warrants. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates, or Warrant Cancellation Agreements or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock or Warrants formerly represented by such Certificate or Warrant Cancellation Agreement or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock or Warrants on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates, Warrant Cancellation Agreements or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Stock and Warrants six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock or Warrants for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Stock or Warrants for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.

(g) Distributions with Respect to Unsurrendered Company Shares and Warrants. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered share of Company Stock or Warrant until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.06), Book-Entry Share or Warrant Cancellation Agreement is surrendered for exchange in accordance with this Section 2.03. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock in accordance with this Section 2.03, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the applicable exchange ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change as agreed upon by Parent and the Company; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws; provided, however, that prior to making any such deduction or withholding, the party making such deduction or withholding shall, except in the case of withholding on payments of compensation or to the extent prohibited by applicable Law, use commercially reasonable efforts to provide the Person from whom such amounts are deducted or withheld with a reasonable opportunity to provide forms or other evidence that would mitigate, reduce, or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.07 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.08 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with all of the relevant provisions of Section 262 of the DGCL (each such share, an “Appraisal Share”) shall not be converted into or represent a right to receive any payments under Section 2.01(b) or Section 2.01(c). Holders of Appraisal Shares shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any holder of Appraisal Shares who, after the Effective Time, withdraws or fails to perfect the demand for appraisal or loses the right of appraisal shall be deemed to be entitled, as of the Effective Time, to receive the applicable amounts payable with respect to such Appraisal Shares under Section 2.01(b) or Section 2.01(c), subject to the terms of this Article II.

Section 2.09 Allocation Statement. At least three (3) days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Allocation Statement”) of (A) the name, mailing address and email address of each holder of Company Stock and Warrants and (B) the allocation of the Merger Consideration with respect to each holder of Company Stock and Warrants.

Article III
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its respective jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent copies of the Charter Documents of the Company, and such copies are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The total number of shares of capital stock of all classes which the Company has the authority to issue is 44,500,000, consisting of (i) 42,000,000 shares of Company Common Stock, of which 23,869,864 shares are issued and outstanding as of the date of this Agreement and (ii) 2,500,000 shares of Company Preferred Stock, of which 1,796,711 shares are issued and outstanding as of the date of this Agreement. All of the shares of Company Stock have been, and shares reserved for issuance will be, duly authorized and validly issued, are, and shares reserved for issuance will be, fully paid and nonassessable and have not been, and shares reserved for issuance will not be, issued in violation of, and are not, and shares reserved for issuance will not be, subject to, any preemptive or subscription rights or rights of first refusal. There are no declared but unpaid dividends or dividend equivalents with respect to any issued and outstanding shares of Company Stock (including any RSUs).

(b) Stock Awards and Warrants.

(i) As of the date of this Agreement, (i) 3,955,582 Warrants are outstanding, and (ii) 2,200,000 shares of Company Common Stock are subject to outstanding RSUs (assuming achievement of all applicable performance goals with respect to any performance-based RSUs). Section 3.02(b)(i) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (A) the name of the holder of each outstanding RSU and Warrant by location, (B) the number of shares of Company Common Stock covered by such RSU or Warrant, (C) the grant date, the vesting schedule, the exercise price or purchase price per share of such Warrant and the expiration date of such Warrant. All RSUs and Warrants have been issued by Company in compliance with all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities and tax Laws, and, with respect to RSUs, the terms of the Company Equity Plan and Section 409A of the Code.

(ii) (A) Except for the RSUs, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, other than the RSUs, Warrants and Company Preferred Stock, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Stock, all Warrants, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Except as set forth in Section 3.02(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite organizational power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of the Company and no other organizational proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. The “Requisite Company Vote” is the affirmative vote of the holders of 75% of the total voting power of all holders of the Company Common Stock, voting as a single class, who attend and vote at a shareholders’ meeting. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement and the Plan of Merger be submitted to a vote of the Company’s stockholders for adoption via written consent; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04 Financial Statements; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Financial Statements. The Company has provided Parent with complete copies of the following consolidated (with respect to the Company and its Subsidiaries) financial statements: consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2024 and December 31, 2025, and the related consolidated audited statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years of the Company ended on such dates (collectively, the “Financial Statements” and the balance sheet of the Company and its Subsidiaries as of December 31, 2025, the “Company Balance Sheet”). The Financial Statements (1) are true, complete and correct in all material respects, (2) are based on the books and records of the Company and its Subsidiaries, which are themselves true, complete and correct in all material respects, (3) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein, none of which will be material individually or in the aggregate, and (4) have been prepared in conformity with GAAP (except as may be indicated in the notes thereto).

(b) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) would not be required to be set forth on a consolidated balance sheet of Company prepared in accordance with GAAP; (v) are for future performance under existing Contracts in accordance with their terms, which obligations, in accordance with the terms thereof, are not required to be discharged prior to the Closing and have not arisen from any breach of or default under such Contracts; or (vi) are transaction expenses incurred pursuant to the negotiation, execution, delivery or performance of this Agreement.

(c) Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2023: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05 Absence of Certain Changes or Events. Since December 31, 2025, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or as otherwise set forth on Section 3.05 of the Company Disclosure Letter, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes. Except as set forth on Section 3.06 of the Company Disclosure Letter,

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s Financial Statements (in accordance with GAAP). The Company’s Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2023.

(c) Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s Financial Statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) USRPHC, Withholding on Foreign Holders. The Company is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the Subsidiaries of the Company holds, directly or indirectly, any “United States real property interest” within the meaning of Section 897(c)(1) of the Code other than as set forth in Section 3.06(p) of the Company Disclosure Letter.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (“Company Registered IP”), setting forth, for each, the jurisdiction where such Company Registered IP has been registered or filed; the application, registration or serial number; the application, filing or registration date; the status; and the record and beneficial owners; and (ii) material unregistered Company-Owned IP. Except as set forth on Section 3.07(a) of the Company Disclosure Letter, there are no actions that must be taken within four (4) months from the date hereof, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in such Company Registered IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. To the Company’s Knowledge, the Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP.

(d) Non-Infringement. To the Company’s Knowledge: (i) since January 1, 2023, to, the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and currently is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. Except as set forth on Section 3.07(e) of the Company Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

(f) Governmental Funding. No funding, facilities or resources of any Governmental Entity, university, college, or other educational institution, or research center were used in the creation, generation, conception, discovery, development or reduction to practice of any Company-Owned IP. The Company is not a member or promoter of, or a contributor to, any industry standards body or similar organization that obligates the Company to grant or offer to any third party any license or similar immunity with respect to such Intellectual Property. No Person who contributed to the creation, generation, conception, discovery, development or reduction to practice of any Company-Owned IP was performing services for any Governmental Entity, or for a university, college or other educational institution or research center, during the period of time such Person was creating, generating, conceiving, discovering, developing or reducing to practice any Company-Owned IP.

(g) Company IT Systems. To the Company’s Knowledge, since January 1, 2023, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has used, modified, distributed, or otherwise undertaken any act or omission with respect to any Open Source Materials that would be likely to result in any claim that any proprietary Software included in the Company-Owned IP, in whole or in part, is (i) required to be made available to any third party in source code form; (ii) required to be licensed to any third party for the purpose of modification or redistribution; (iii) required to be licensed to any third party at no charge; or (iv) required to be made subject to the terms and conditions of any Open Source License. The Company and each of its Subsidiaries is in compliance with the terms and conditions of, and has strictly complied with the obligations set forth in, the Open Source Licenses under which it has received any Open Source Material, including any and all obligations regarding attribution notices, copyright statements, disclaimers, license terms, source code availability, and marking requirements.

Section 3.08 Privacy and Data Security.

(a) To the Company’s Knowledge, since January 1, 2023, the Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2023, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) received any written notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries carry out regular tests and vulnerability assessments of the Systems and promptly remediate all critical and high-risk issues and vulnerabilities identified therein, in each case, in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and its Subsidiaries. The Company and each of its Subsidiaries have used commercially reasonable efforts to implement and maintain policies and practices to monitor, prevent and detect any security incident and protect the availability, security and integrity of all Systems and data (including Personal Information processed thereby or thereon) used or held for use in connection with the business of the Company and its Subsidiaries, and implement, maintain and regularly test appropriate disaster recovery and business continuity plans, procedures and facilities, in each case, in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and its Subsidiaries. The Systems are in good working condition in all material respects and perform all functions necessary for the current operation of the Company and its Subsidiaries.

Section 3.09 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries are and, since January 1, 2023 have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modification of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2023, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”). There is no Legal Action by the Company or any Subsidiary pending or threatened against any other Person.

Section 3.11 Product Liability. Except as set forth on Section 3.11 of the Company Disclosure Letter or as reserved against in the Financial Statements, since January 1, 2023: (i) there have been no lawsuits involving a product of the Company or any of its Subsidiaries or the business of the Company as currently conducted which is pending or, to the Knowledge of the Company, threatened, by any Person, (ii) there has been no written formal claim involving a product of the Company or any of its Subsidiaries or the business of the Company as currently conducted which is pending or, to the Knowledge of the Company, threatened, by any Person that would reasonably be expected to be material to the operation of the business of the Company as currently conducted, taken as a whole, (iii) there has not been any, and there are no currently planned, post-sale warning or product recall, withdrawals or safety alerts of a material nature conducted by or on behalf of the business of the Company concerning any product of the business of the Company as currently conducted, (iv) neither the Company nor any of its Subsidiaries has received any written or oral notice from any Governmental Entity, customer, or other third party, nor does the Company have any Knowledge of any facts or circumstances, that would reasonably be expected to result in the matters described in clause (iii), and (v) the products of the Company and its Subsidiaries at the time of sale or distribution (x) conformed in all material respects to the specifications, drawings, samples and other descriptions furnished or agreed by the Company and its Subsidiaries, (y) were manufactured, labelled, packaged, stored, and shipped in compliance in all material respects with applicable industry standards and internal quality control procedures, and (z) were designed, manufactured, marketed, sold, and distributed in compliance in all material respects with all applicable laws, regulations, and standards, including but not limited to safety, environmental, and consumer protection Laws in all relevant jurisdictions.

Section 3.12 Brokers’ and Finders’ Fees. Except as set forth on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.13 Related Person Transactions. Except as set forth on Section 3.13 of the Company Disclosure Letter, there are, and since January 1, 2023, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or, any director, officer, or to the Company’s Knowledge, employee of the Company or any Subsidiary or any of their respective family members of Company, any of its Subsidiaries any Affiliate thereof or any holder of 5% or more of the shares of Company Common Stock (or, to the Company’s Knowledge, any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand.

Section 3.14 Employee Benefit Issues.

(a) Schedule. Section 3.14(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any Liability (collectively, the “Company Employee Plans”). For the avoidance of doubt, Company Employee Plans shall include any plan, program, or arrangement that has been terminated but with respect to which the Company or any of its Subsidiaries retains any residual liability or obligation.

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) for the purposes of Section 2.02, the Company Equity Plan and Company Equity Award agreements.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (v) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vi) neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (vii) all non-US Company Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan, or, if any such contribution, sponsorship, or maintenance occurred more than six years prior to the date hereof, no residual liability or obligation remains outstanding with respect thereto;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Subsidiary of the Company has any Liability to provide post-termination or retiree health benefits to any person or has ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations). No compensation or benefits payable under any Company Employee Plan will be subject to additional tax, interest, or penalties under Section 409A of the Code because of the transactions contemplated by this Agreement.

(i) Health Plan Compliance. The Company and each of its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that would be reasonably likely to result in the imposition of any such penalties or Taxes.

(j) Effect of Transaction. Except as set forth on Section 3.14(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. Except as set forth on Section 3.14(j) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would be non-deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. The Company and each its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any analogous state or local “plant closing” or “mass layoff” statutes, rules, or regulations, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, the proper withholding, reporting, and remittance of all employment and payroll taxes, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, and immigration with respect to Company Employees and contingent workers; (ii) has not, within the 90-day period preceding the date of this Agreement, effectuated (x) a “plant closing” (as defined in the WARN Act) affecting any site of employment or operating unit of the Company, or (y) a “mass layoff” (as defined in the WARN Act), or taken any action that would trigger notification obligations under the WARN Act or any analogous state or local statute; and (iii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last three years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last three years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) No Harassment. Neither the Company nor any of its Subsidiaries is a party to a settlement agreement with a current or former employee, director or officer that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either an officer or Company Employee. In the last three years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any officer or Employee, and to the Knowledge of the Company, no such harassment, misconduct or discrimination has occurred.

Section 3.15 Real Property and Personal Property Matters.

(a) Owned Real Estate. Neither the Company nor any of its Subsidiaries (i) owns, or has ever owned, any real property and (ii) has entered into (and is not bound by or required to enter into) any Contracts to purchase any real property.

(b) Leased Real Estate. Section 3.15(b) of the Company Disclosure Letter contains a true and complete list of all Company Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Company Leased Real Estate (including the date and name of the parties to such Company Lease document). The Company has delivered to Parent a true and complete copy of each such Company Lease. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, with respect to each of the Company Leases: (i) such Company Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Company Lease, is in breach or default in any material respect under such Company Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material breach or default under such Company Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Company Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Company Lease; and (iv) there are no Liens on the estate created by such Company Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Company Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Company Leased Real Estate or any portion thereof.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens except (a) as reflected in the Financial Statements, and (b) Permitted Liens.

Section 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a) Compliance with Environmental Laws. The Company and its Subsidiaries are, have been, in compliance with all Environmental Laws in all material respects, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Company Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any material Liability or responsibility under or material non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.17 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $150,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract for the acquisition or disposition (by merger or otherwise) by the Company or any of its Subsidiaries of all or substantially all of the assets or capital stock or other equity interests of another Person (A) entered into within three (3) years prior to the date hereof or (B) providing for continuing payment obligations of the Company to such other Person;

(vi) any Contract that is with a Governmental Entity or higher-tier subcontractor of any Governmental Entity;

(vii) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(viii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xi) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower, lender or guarantor, other than (A) accounts receivables and payables, and (B) loans by Company or wholly-owned Subsidiaries of the Company to direct or indirect wholly-owned Subsidiaries of the Company;

(xii) any employee collective bargaining agreement or other Contract with any labor union;

(xiii) all Contracts involving the acquisition, sale, transfer, development, use, exploitation or license (including coexistence agreements and covenants not to sue) of any material Intellectual Property, excluding (A) contracts for generally Commercially Available Software having license fees of less than $500,000 annually or in the aggregate, (B) employee and contractor confidentiality and invention assignment agreements, (C) non-disclosure agreements entered into in the ordinary course of business, and (D) Open Source Licenses;

(xiv) any Contract that is a hedging, futures, exchange, options or other derivative Contract;

(xv) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $5,000,000 in any 12 month period and which is not otherwise described in clauses (i)–(xiv) above.

(b) Schedule of Material Contracts; Documents. Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated, in any material respect, any provision of, or failed, in any material respect, to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in material breach, or has received written notice of material breach, of any Company Material Contract.

Section 3.18 Insurance. All insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.19 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stockholder Matters (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement to be filed with the SEC and sent to the Parent’s stockholders in connection with the Parent Stockholder Matters (including any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

Section 3.20 Anti-Bribery and Corruption, Customs & Trade Laws, Sanctions and Compliance.

(a) Sanctions and Customs & Trade Laws. Since January 1, 2021, the Company and each of its Subsidiaries have been in compliance with applicable Sanctions, Anti-Money Laundering Laws and Customs & Trade Laws. None of the Company, the Subsidiaries, and their directors or officers, and to the Knowledge of the Company, any of their respective direct or indirect shareholders, members, employees or agents are, or have been since January 1, 2021, a Sanctioned Person. Since January 1, 2021, neither the Company nor any of the Subsidiaries has engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction. Since January 1, 2021, neither the Company nor any of the Subsidiaries has (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with Sanctions, Anti-Money Laundering Laws, or Customs & Trade Laws, (ii) been the subject of a current, pending or, to the Company’s Knowledge, threatened investigation, inquiry or enforcement proceedings for alleged violation of Anti-Money Laundering Laws, Customs & Trade Laws or Sanctions, or (iii) received any written notice or citation for any actual or potential non-compliance with Anti-Money Laundering Laws, Customs & Trade Laws or Sanctions. The Company and the Subsidiaries have implemented policies and procedures reasonably designed to ensure compliance with applicable Anti-Money Laundering Laws, Customs & Trade Laws or Sanctions.

(b) No Imports from Xinjiang. For the past three (3) years, neither the Company nor any of its Subsidiaries have imported goods produced, mined, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China.

(c) Outbound Investment Rules. Neither the Company nor any of its Subsidiaries is a “covered foreign person” as defined in the Outbound Investment Rules, and none of the transactions contemplated herein would result in a “covered transaction” as described in the Outbound Investment Rules.

(d) Anti-Corruption Matters. Since January 1, 2021, neither the Company or any of its Subsidiaries, nor any of their respective officers or directors, (or to the Knowledge of the Company, the Company’s respective employees or agents) is in violation of any applicable Anti-Corruption Law or has directly or knowingly indirectly, made, offered, promised, authorized, accepted or agreed to receive, any unlawful payment, gift, bribe or kickback: (i) to or for the benefit of any person for the purposes of influencing any official act or decision; (ii) to secure any improper advantage; or (iii) to induce any person to do or omit to do any act in violation of the lawful duty of such person. The Company has established and maintains a compliance program and adequate internal controls and procedures reasonably designed to ensure that the Company and its respective Affiliates and Representatives (to the extent acting on their behalf) do not violate any Anti-Corruption Laws. Neither the Company nor its officers or directors or employees has (i) made any voluntary, directed or involuntary disclosure to any non-U.S. Governmental Entity with respect to any actual, alleged or reasonably suspected violation of any Anti-Corruption Laws, (ii) been party of a past, current, pending or threatened whistleblower report, or investigation, or enforcement proceeding by a non-U.S. Governmental Entity for any actual or alleged violation of Anti-Corruption Laws, or (iii) received any written or, to the Knowledge of the Company, other notice concerning any actual or alleged violation of any Anti-Corruption Laws. To the Knowledge of the Company, no Employee of, or holder of a financial interest in, the Company, or its respective Affiliates, is currently a Governmental Official.

(e) Anti-Money Laundering Laws. Since January 1, 2021, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents, in their positions as such, has violated any applicable Anti-Money Laundering Laws. The Company has in place written policies, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws. The Company has not (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any actual, alleged or reasonably suspected violation of any Anti-Money Laundering Laws, (ii) been the subject of a past, current, pending or threatened investigation or enforcement proceeding by a Governmental Entity for any actual or alleged violation of Anti-Money Laundering Laws, or (iii) received any written or, to the Knowledge of the Company, other notice concerning any actual or alleged violation of any Anti-Money Laundering Laws.

Section 3.21 Subsidies and Grants. The terms and conditions of the public subsidies, grants, or other similar public benefits received by the Company have been made available to Parent and the terms and conditions thereof have been complied with by the Company, except where such non-compliance would not have a Company Material Adverse Effect.

Section 3.22 Bankruptcy Matters.

(a) Bankruptcy Case; Final Orders. The Company or its predecessor previously commenced a proceeding under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Bankruptcy Case”). On April 5, 2019, the Company filed its Third Amended Plan of Reorganization for Suniva, Inc. (the “Plan”). April 9, 2019, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law and Order Confirming Third Amended Chapter 11 Plan of Reorganization of Suniva, Inc. (the “Confirmation Order”), thereby confirming the Plan. The Confirmation Order is final and non-appealable, has not been stayed, vacated, modified, or reversed, and remains in full force and effect. The effective date of the Plan occurred on April 10, 2019. On January 4, 2024, the Bankruptcy Court entered its Order (A) Issuing a Final Decree Closing the Debtor’s Chapter 11 Case and (B) Terminating the Engagement of EPIQ Class Action and Claims Solutions, Inc. as Claims and Noticing Agreement.

(b) Discharge of Pre-Petition Claims. Except as set forth on Section 3.22 of the Company Disclosure Letter, all claims, debts, liabilities, obligations, commitments, damages, penalties, and causes of action (including all contingent, unliquidated, unmatured, and disputed claims) of any kind or nature whatsoever (each, a “Claim,” as defined in Section 101(5) of the Bankruptcy Code) arising on or prior to the effective date of the Discharge Order were fully and finally discharged, settled, released, expunged, or otherwise resolved pursuant to the Bankruptcy Case.

(c) No Surviving or Contingent Liabilities. Except as set forth on Section 3.22 of the Company Disclosure Letter, the Company has no liabilities or obligations (whether absolute, accrued, contingent, or otherwise) arising out of or relating to the Bankruptcy Case.

(d) No Successor Liability. The Company is not subject to any liability or potential liability under theories of successor liability, de facto merger, alter ego, veil piercing, fraudulent transfer, fraudulent conveyance, substantive consolidation, or similar equitable doctrines arising out of or relating to the Bankruptcy Case or any transaction consummated in connection therewith.

(e) Compliance. The Company has complied in all material respects with all applicable orders of the Bankruptcy Court. No event has occurred that would reasonably be expected to result in the revocation of the Confirmation Order, the reopening of the Bankruptcy Case, or the imposition of any administrative or priority Claim against the Company.

Section 3.23 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Parent and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent and its Subsidiaries for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger, it has relied solely upon its own investigation and the express representations and warranties of Parent and Merger Sub set forth in this Agreement (including the related portions of the Parent Disclosure Letter) and in any certificate delivered to the Company pursuant hereto.

Section 3.24 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article IV, the Parent Disclosure Letter or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Article IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Except as set forth in Section 4.01(a) of the Parent Disclosure Letter, Parent and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub and each other Subsidiary of Parent. Neither Parent, nor any of its Subsidiaries, including Merger Sub, is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 4.01(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof, its place of organization and its officers and directors. Section 4.01(c)(ii) of the Parent Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Parent: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Parent. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that is owned directly or indirectly by Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The total number of shares of capital stock of all classes which Parent has the authority to issue is 1,003,000,000, consisting of (i) 1,000,000,000 shares of Parent Common Stock, of which 4,123,171 shares are issued and outstanding as of the date of this Agreement as of the date of this Agreement; and (ii) 3,000,000 shares of preferred stock of Parent (the “Parent Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement as of the date of this Agreement. All of the shares of Parent Stock have been, and shares reserved for issuance will be, duly authorized and validly issued, are, and shares reserved for issuance will be, fully paid and nonassessable and have not been, and shares reserved for issuance will not be, issued in violation of, and are not, and shares reserved for issuance will not be, subject to, any preemptive or subscription rights or rights of first refusal. There are no declared but unpaid dividends or dividend equivalents with respect to any issued and outstanding shares of Parent Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 60 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans. As of the date of this Agreement, 0 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and 3 shares of Parent Restricted Shares were issued and outstanding. Since January 1, 2026 and through the date hereof, no Parent Equity Awards have been granted and no additional shares of Parent Common Stock have become subject to issuance under the Parent Stock Plans. Section 4.02(b)(i) of the Parent Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Parent Equity Award granted under the Parent Stock Plans and: (A) the name of the holder of such Parent Equity Award; (B) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Parent Equity Award; (D) the date on which such Parent Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Parent Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) There are no Contracts to which Parent is a party obligating the Company to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities and tax Laws including Section 409A of the Code.

(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the Parent Common Stock to each of the Parent Stockholder Matters (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stockholder Matters, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the receipt of the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub, respectively; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any material (as such term is defined under applicable SEC rules and regulations) Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof or any Contract listed, or required to be listed, on Section 4.17(b) of the Parent Disclosure Letter; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stockholder Matters, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Proxy Statement in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stockholder Matters, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Board Approval.

(i) The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stockholder Matters, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stockholder Matters, upon the terms and subject to the conditions set forth herein, (C) directed that the Parent Stockholder Matters be submitted to a vote of the Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of the Parent Stockholder Matters (collectively, the “Parent Board Recommendation”).

(ii) The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

(e) Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Parent is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Parent Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2023 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) are based on the books and records of Parent and the Parent Subsidiaries, which are themselves true, correct and complete in all material respects, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Internal Controls. Parent and each of its Subsidiaries has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries.

(d) Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2025 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(f) Nasdaq Compliance. Except as set forth in Section 4.04(f) of the Parent Disclosure Letter, Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

(g) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2023: (i) none of the Parent or any of its Subsidiaries nor any director or officer of the Parent or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Parent or any of its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Parent or any of its Subsidiaries; and (ii) no attorney representing the Parent or any of its Subsidiaries, whether or not employed by the Parent or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Parent, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Parent Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Parent.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

Section 4.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Parent has made an adequate provision for such Taxes in the Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). The Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Parent and its Subsidiaries through the date of such financial statements. Neither the Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Parent or its Subsidiaries for any Tax period ending after January 1, 2023.

(c) Withholding. The Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Parent employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Parent or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Parent’s most recent financial statements included in the Parent SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Parent or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Parent and its Subsidiaries do not file Tax Returns that the Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither the Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) Intended Tax Treatment. Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) USRPHC. Parent is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Neither Parent nor any of its Subsidiaries holds, directly or indirectly, any “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

Section 4.07 Intellectual Property.

(a) Scheduled Parent-Owned IP. Section 4.07(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (“Parent Registered IP”), setting forth, for each, the jurisdiction where such Parent Registered IP has been registered or filed; the application, registration or serial number; the application, filing or registration date; the status; and the record and beneficial owners; and (ii) material unregistered Parent-Owned IP. Except as set forth in Section 4.07(a) of the Parent Disclosure Letter, there are no actions that must be taken within four (4) months from the date hereof, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in any Parent Registered IP.

(b) Right to Use; Title. The Parent or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Parent and its Subsidiaries as currently conducted and as proposed to be conducted (“Parent IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Validity and Enforceability. To the Parent’s Knowledge, the Parent and its Subsidiaries’ rights in the Parent-Owned IP are valid, subsisting, and enforceable. The Parent and each of its Subsidiaries have taken reasonable steps to maintain the Parent IP and to protect and preserve the confidentiality of all trade secrets included in the Parent IP.

(d) Non-Infringement. To the Parent’s Knowledge: (i) since January 1, 2023, the conduct of the businesses of the Parent and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating, or misappropriating any Parent IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Parent, threatened: (i) alleging any infringement, misappropriation, or violation by the Parent or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Parent -Owned IP or the Parent or any of its Subsidiaries’ rights with respect to any Parent IP. The Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent -Owned IP.

(f) Governmental Funding. No funding, facilities or resources of any Governmental Entity, university, college, or other educational institution, or research center were used in the creation, generation, conception, discovery, development or reduction to practice of any Parent-Owned IP. Neither Parent nor any of its Subsidiaries is a member or promoter of, or a contributor to, any industry standards body or similar organization that obligates Parent or any of its Subsidiaries to grant or offer to any third party any license or similar immunity with respect to such Intellectual Property. No Person who contributed to the creation, generation, conception, discovery, development or reduction to practice of any Parent-Owned IP was performing services for any Governmental Entity, or for a university, college or other educational institution or research center, during the period of time such Person was creating, generating, conceiving, discovering, developing or reducing to practice any Parent-Owned IP.

(g) Parent IT Systems. To Parent’s Knowledge, since January 1, 2023, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Parent IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken all reasonable best effort to safeguard the confidentiality, availability, security, and integrity of the Parent IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has used, modified, distributed, or otherwise undertaken any act or omission with respect to any Open Source Materials that would be likely, to the Knowledge of Parent, to result in any claim that any proprietary Software included in the Parent-Owned IP, in whole or in part, is (i) required to be made available to any third party in source code form; (ii) required to be licensed to any third party for the purpose of modification or redistribution; (iii) required to be licensed to any third party at no charge; or (iv) required to be made subject to the terms and conditions of any Open Source License. Parent and each of its Subsidiaries is in material compliance with the terms and conditions of, and has materially complied with the obligations set forth in, the Open Source Licenses under which it has received any Open Source Material, including any and all obligations regarding attribution notices, copyright statements, disclaimers, license terms, source code availability, and marking requirements.

Section 4.08 Privacy and Data Security.

(a) To Parent’s Knowledge, since January 1, 2023, the Parent and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Parent’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2023, the Parent and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) received any written notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Parent’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and its Subsidiaries carries out regular tests and vulnerability assessments of the Systems and promptly remediate all critical and high-risk issues and vulnerabilities identified therein, in each case, in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Parent and its Subsidiaries. Each of Parent and its Subsidiaries has used commercially reasonable efforts to implement and maintain policies and practices to monitor, prevent and detect any security incident and protect the availability, security and integrity of all Systems and data (including Personal Information processed thereby or thereon) used or held for use in connection with the business of the Parent and its Subsidiaries, and implement, maintain and regularly test appropriate disaster recovery and business continuity plans, procedures and facilities, in each case, in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Parent and its Subsidiaries. The Systems are in good working condition in all material respects and perform all functions necessary for the current operation of the Parent and its Subsidiaries.

Section 4.09 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries are and, since January 1, 2023, have been in material compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice stating that Parent or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modification of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2023, have been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Litigation. Except as set forth in Section 4.10 of the Parent Disclosure Letter, there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.11 Product Liability. Except as set forth on Section 4.11 of the Parent Disclosure Letter or as reserved against in the Financial Statements, since January 1, 2023: (i) there have been no lawsuits involving a product of Parent or any of its Subsidiaries or the business of Parent as currently conducted which is pending or, to the Knowledge of Parent, threatened, by any Person, (ii) there have been no written formal claims involving a product of Parent or any of its Subsidiaries or the business of Parent as currently conducted which is pending or, to the Knowledge of Parent, threatened, by any Person that would reasonably be expected to be material to the operation of the business of Parent as currently conducted, taken as a whole, (iii) there have not been any, and there are no currently planned, post-sale warning or product recall, withdrawals or safety alerts of a material nature conducted by or on behalf of the business of Parent concerning any product of the business of Parent as currently conducted, (iv) neither Parent nor any of its Subsidiaries has received any written or oral notice from any Governmental Entity, customer, or other third party, nor does Parent have any Knowledge of any facts or circumstances, that would reasonably be expected to result in the matters described in clause (iii), and (v) the products of Parent and its Subsidiaries at the time of sale or distribution (x) conformed in all material respects to the specifications, drawings, samples and other descriptions furnished or agreed by Parent and its Subsidiaries, (y) were manufactured, labelled, packaged, stored, and shipped in compliance in all material respects with applicable industry standards and internal quality control procedures, and (z) were designed, manufactured, marketed, sold, and distributed in compliance in all material respects with all applicable laws, regulations, and standards, including but not limited to safety, environmental, and consumer protection Laws in all relevant jurisdictions.

Section 4.12 Brokers. Except as set forth on Section 4.12 of the Parent Disclosure Letter, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will any of them incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.13 Related Person Transactions. Except as set forth in the Parent’s Proxy Statement pursuant to Section 14(a) of the Exchange Act filed November 24, 2025 , there are, and since January 1, 2023, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate or to Parent’s Knowledge, any director, officer, or employee of Parent, its Subsidiaries or Affiliates or any of their respective family members or any holder of 5% or more of the shares of Parent Common Stock (or, to Parent’s Knowledge, any of their respective family members), but not including any wholly-owned Subsidiary of Parent, on the other hand.

Section 4.14 Employee Benefit Issues.

(a) Schedule. Section 4.14(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Parent or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which the Parent or any of its Subsidiaries has or may have any Liability (collectively, the “Parent Employee Plans”). For the avoidance of doubt, Parent Employee Plans shall include any plan, program, or arrangement that has been terminated but with respect to which the Parent or any of its Subsidiaries retains any residual liability or obligation.

(b) Documents. The Parent has made available to the Company correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Parent Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Parent Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Parent Employee Plan; (vi) all actuarial valuation reports related to any Parent Employee Plans; and (vii) for the purposes of Section 2.02, the Parent Equity Plan and Parent Equity Award agreements.

(c) Employee Plan Compliance. (i) Each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Parent, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Parent no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Parent and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Parent Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of Parent, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Parent Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); (vii) neither the Parent nor any of its Parent ERISA Affiliates has engaged in a transaction that could subject the Parent or any Parent ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US Parent Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d) Plan Liabilities. Neither Parent nor any of its Subsidiaries has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Parent Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Parent Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Parent Employee Plan covering any active, retired, or former employees or directors of the Parent or any Parent ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Parent Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of Parent or any Parent ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Parent Employee Plan has occurred or is expected to occur.

(e) Certain Parent Employee Plans. With respect to each Parent Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Parent nor any of its Parent ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;

(iii) no Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.

(f) No Post-Employment Obligations. No Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Parent nor any of its Subsidiaries has any Liability to provide post-termination or retiree health benefits to any person or has ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Parent, threatened claims by or on behalf of any participant in any Parent Employee Plan, or otherwise involving any Parent Employee Plan or the assets of any Parent Employee Plan; and (ii) no Parent Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations). No compensation or benefits payable under any Parent Employee Plan will be subject to additional tax, interest, or penalties under Section 409A of the Code because of the transactions contemplated by this Agreement.

(i) Health Plan Compliance. Each of Parent and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute. Neither the Parent nor any of its Subsidiaries has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that would be reasonably likely to result in the imposition of any such penalties or Taxes.

(j) Effect of Transaction. Except as set forth in Section 4.14(j) of the Parent Disclosure Letter, neither the execution nor delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Parent or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Parent to merge, amend, or terminate any Parent Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Parent under any Parent Employee Plan or otherwise would be non-deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. The Parent and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, the WARN Act, and any analogous state or local “plant closing” or “mass layoff” statutes, rules, or regulations, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, the proper withholding, reporting, and remittance of all employment and payroll taxes, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; (ii) have not, within the 90-day period preceding the date of this Agreement, effectuated (x) a “plant closing” (as defined in the WARN Act) affecting any site of employment or operating unit of Parent, or (y) a “mass layoff” (as defined in the WARN Act), or taken any action that would trigger notification obligations under the WARN Act or any analogous state or local statute; and (iii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(l) Labor. Neither Parent nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Parent or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last three years, and, to the Knowledge of the Parent, no material work stoppage, slowdown, or labor strike against the Parent or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last three years. None of the Parent Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Parent, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Parent or any of its Subsidiaries, or any Parent Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(m) No Harassment. Except as set forth in Section 4.14(m) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to a settlement agreement with a current or former Parent Employee, director or officer that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either an officer or Parent Employee. In the last three years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any officer or Employee, and to the Knowledge of Parent, no such harassment, misconduct or discrimination has occurred.

Section 4.15 Real Property and Personal Property Matters.

(a) Owned Real Estate. The Parent or one or more of its Subsidiaries has good and marketable fee simple title to the Parent Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.15(a) of the Parent Disclosure Letter contains a true and complete list by address and legal description of the Parent Owned Real Estate as of the date hereof. Neither Parent nor any of its Subsidiaries: (i) leases or grants any Person the right to use or occupy all or any part of the Parent Owned Real Estate; (ii) other than to the Company, has granted any Person an option, right of first offer, or right of first refusal to purchase such Parent Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Parent threatened, condemnation proceeding affecting any Parent Owned Real Estate or any portion thereof or interest therein. Neither Parent nor any of its Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 4.15(b) of the Parent Disclosure Letter contains a true and complete list of all Parent Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Parent Leased Real Estate (including the date and name of the parties to such Parent Lease document). Parent has delivered to Company a true and complete copy of each such Parent Lease. Except as set forth on Section 4.15(b) of the Parent Disclosure Letter, with respect to each of the Parent Leases: (i) such Parent Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any other party to the Parent Lease, is in breach or default, in any material respect, under such Parent Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material breach or default under such Parent Lease; (iii) Parent’s or its Subsidiary’s possession and quiet enjoyment of the Parent Leased Real Estate under such Parent Lease has not been disturbed, and to the Knowledge of Parent, there are no disputes with respect to such Parent Lease; and (iv) there are no Liens on the estate created by such Parent Lease other than Permitted Liens. Neither Parent nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Parent Lease or any interest therein nor has Parent or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Parent) a right to use or occupy such Parent Leased Real Estate or any portion thereof.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.16 Environmental Matters

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(a) Compliance with Environmental Laws. The Parent and its Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Parent and its Subsidiaries as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. Neither the Parent nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Parent, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Parent or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. Neither the Parent nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Parent Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. Neither the Parent nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, alleging any material Liability or responsibility under or material non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Parent nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. Neither the Parent nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.17 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which the Parent or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any employment or consulting Contract (in each case with respect to which the Parent has continuing obligations as of the date hereof) with any current or former (A) officer of the Parent, (B) member of the Parent Board, or (C) Parent Employee providing for an annual base salary or payment in excess of $150,000;

(iii) any guarantee of, or Contract creating a co-obligation with respect to, any indebtedness or the performance of another Person, including pursuant to any “off-balance sheet arrangements” as defined in Item 303 of Regulation S-K promulgated by the SEC, any “keep well” or other Contract to maintain any financial statement condition of any other Person or assure such Person’s performance or any arrangement having the economic effect of any of the foregoing (including any such guarantee, arrangement or Contract by Parent in favor of one or more of its Subsidiaries), other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Parent or any of its Subsidiaries (including for the avoidance of doubt, the Surviving Corporation after the consummation of the Merger) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract for the acquisition or disposition (by merger or otherwise) by the Parent or any of its Subsidiaries of all or substantially all of the assets or capital stock or other equity interests of another Person (A) entered into within three (3) years prior to the date hereof or (B) providing for continuing payment obligations of the Parent or any Subsidiary to such other Person;

(vi) any Contract that is with a Governmental Entity or higher-tier subcontractor of any Governmental Entity;

(vii) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Parent or any of its Subsidiaries;

(viii) any Contract that contains any provision that requires the purchase of all or a material portion of the Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Parent and its Subsidiaries, taken as a whole;

(ix) any Contract that obligates the Parent or any of its Subsidiaries (including for the avoidance of doubt, the Surviving Corporation after the consummation of the Merger) to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Parent and its wholly-owned Subsidiaries or among the Parent’s wholly-owned Subsidiaries;

(xi) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and payables, and (B) loans by Parent or any of its Subsidiaries to direct or indirect wholly-owned Subsidiaries of the Parent;

(xii) any employee collective bargaining agreement or other Contract with any labor union;

(xiii) any Parent IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Parent or any of its Subsidiaries;

(xiv) all Contracts involving the acquisition, sale, transfer, development, use, exploitation or license (including coexistence agreements and covenants not to sue) of any material Intellectual Property, excluding (A) contracts for generally Commercially Available Software having license fees of less than $500,000 annually or in the aggregate, (B) employee and contractor confidentiality and invention assignment agreements, (C) non-disclosure agreements entered into in the ordinary course of business, and (D) Open Source Licenses;

(xv) any Contract that is a hedging, futures, exchange, options or other derivative Contract;

(xvi) any other Contract under which Parent or any of its Subsidiaries is obligated to make payment or incur costs in excess of $1,000,000 in any 12-month period and which is not otherwise described in clauses (i) – (xv).

(b) Schedule of Material Contracts; Documents. Section 4.17(b) of the Parent Disclosure Letter and the Parent SEC Documents set forth a true and complete list as of the date hereof of all Parent Material Contracts. Parent has made available to Company correct and complete copies of all Parent Material Contracts, including any amendments thereto.

(c) No Breach. (i) All of the Parent Material Contracts are legal, valid, and binding on the Parent or its applicable Subsidiary, enforceable against Parent or its applicable Subsidiary in accordance with their terms, and are in full force and effect, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated, in any material respect, any provision of, or failed to perform, in any material respect, any obligation required under the provisions of, any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in material breach, or has received written notice of material breach, of any Parent Material Contract.

Section 4.18 Insurance. All insurance policies maintained by the Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Parent reasonably has determined to be prudent, taking into account the industries in which the Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the Parent nor any of its Subsidiaries is in breach or default, and neither the Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Parent: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.19 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub.

Section 4.20 Anti-Bribery and Corruption, Customs & Trade Laws, Sanctions and Compliance.

(a) Sanctions and Customs & Trade Laws. Since January 1, 2021, Parent and each of its Subsidiaries have been in compliance with applicable Sanctions, Anti-Money Laundering Laws and Customs & Trade Laws. None of Parent, the Subsidiaries, their directors or officers, and to the Knowledge of Parent, any of their respective direct or indirect shareholders, members, employees or agents are, or have been since January 1, 2021, a Sanctioned Person. Since January 1, 2021, neither Parent nor any of the Subsidiaries has engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction. Since January 1, 2021, neither Parent nor any of the Subsidiaries has (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with Sanctions, Anti-Money Laundering Laws, or Customs & Trade Laws, (ii) been the subject of a current, pending or to Parent’s Knowledge, threatened investigation, inquiry or enforcement proceedings for alleged violation of Anti-Money Laundering Laws, Customs & Trade Laws or Sanctions, or (iii) received any written notice or citation for any actual or potential non-compliance with Anti-Money Laundering Laws, Customs & Trade Laws or Sanctions. Parent and the Subsidiaries have implemented policies and procedures reasonably designed to ensure compliance with applicable Anti-Money Laundering Laws, Customs & Trade Laws or Sanctions.

(b) No Imports from Xinjiang. For the past three (3) years, neither Parent nor any of its Subsidiaries has imported goods produced, mined, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China.

(c) Outbound Investment Rules. Neither Parent nor any of its Subsidiaries is a “covered foreign person” as defined in the Outbound Investment Rules, and none of the transactions contemplated herein would result in a “covered transaction” as described in the Outbound Investment Rules.

(d) Anti-Corruption Matters. Since January 1, 2021, neither Parent nor any of its Subsidiaries, nor any or its respective officers or directors, (or to the Knowledge of Parent, Parent’s or its Subsidiary’s respective employees or agents) is in violation of any applicable Anti-Corruption Law or has directly or knowingly indirectly, made, offered, promised, authorized, accepted or agreed to receive, any unlawful payment, gift, bribe or kickback: (i) to or for the benefit of any person for the purposes of influencing any official act or decision; (ii) to secure any improper advantage; or (iii) to induce any person to do or omit to do any act in violation of the lawful duty of such person. Parent has established and maintains a compliance program and adequate internal controls and procedures reasonably designed to ensure that Parent and its respective Affiliates and Representatives (to the extent acting on their behalf) do not violate any Anti-Corruption Laws. Neither Parent nor its officers or directors or employees has (i) made any voluntary, directed or involuntary disclosure to any non-U.S. Governmental Entity with respect to any actual, alleged or reasonably suspected violation of any Anti-Corruption Laws, (ii) been party to a past, current, pending or threatened whistleblower report, or investigation, or enforcement proceeding by a non-U.S. Governmental Entity for any actual or alleged violation of Anti-Corruption Laws, or (iii) received any written or, to the Knowledge of Parent, other notice concerning any actual or alleged violation of any Anti-Corruption Laws. To the Knowledge of Parent, no Employee of, or holder of a financial interest in, Parent, or its respective Affiliates, is currently a Governmental Official.

(e) Anti-Money Laundering Laws. Since January 1, 2021, neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents, in their positions as such, has violated any applicable Anti-Money Laundering Laws. Parent has in place written policies, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws. Parent has not (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any actual, alleged or reasonably suspected violation of any Anti-Money Laundering Laws, (ii) been the subject of a past, current, pending or threatened investigation or enforcement proceeding by a Governmental Entity for any actual or alleged violation of Anti-Money Laundering Laws, or (iii) received any written or, to the Knowledge of Parent, other notice concerning any actual or alleged violation of any Anti-Money Laundering Laws.

Section 4.21 Subsidies and Grants. The terms and conditions of the public subsidies, grants, or other similar public benefits received by Parent have been made available to the Company and the terms and conditions thereof have been complied with by Parent, except where such non-compliance would not have a Parent Material Adverse Effect.

Section 4.22 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.23 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent.

Section 4.24 Fairness Opinion. Parent has received the opinion of Newbridge Securities (and, if it is in writing, has provided a copy of such opinion to the Company) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the exchange ratios in Section 2.01 are fair, from a financial point of view, to the holders of shares of Parent Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 4.25 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Each of Parent and Merger Sub acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Parent pursuant hereto.

Section 4.26 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article III, the Company Disclosure Letter or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to each of Parent and Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

Article V

Covenants

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, other than with respect to the items disclosed on Section 5.01 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities except for shares withheld upon settlement of RSUs for satisfaction of applicable withholding taxes, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock.

(c) issue, sell, pledge, dispose of, or encumber any Company Securities, other than (i) the issuance of shares of Company Capital Stock upon the vesting, settlement, exercise or conversion of any RSU or Warrant, outstanding as of the date of this Agreement in accordance with its terms; and (ii) and the issuance of RSUs under the Company Equity Plan and the related issuance of shares of Company Common Stock in connection with or upon the exercise of any such RSUs granted after the date hereof, in the ordinary course of business consistent with past practice;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation to employees in the ordinary course of business consistent with past practice and other than the vesting of RSUs, or (ii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e) [Intentionally Omitted]

(f) (i) except as set forth on Section 5.01 of the Company Disclosure Letter, transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any material assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any material indebtedness for borrowed money or guarantee any such material indebtedness of another Person, issue or sell any material debt securities or options, warrants, calls, or other rights to acquire any material debt securities of the Company or any of its Subsidiaries, guarantee any material debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice or as set forth on Section 5.01 of the Company Disclosure Letter;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Company Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Company Leased Real Estate hereunder.

(i) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(o) adopt or implement any stockholder rights plan or similar arrangement; or

(p) agree or commit to do any of the foregoing.

Section 5.02 Conduct of the Business of Parent. During the period from the date of this Agreement until the Effective Time, other than with respect to the items disclosed on Section 5.02 of the Parent Disclosure Letter, Parent shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in the Parent Disclosure Letter or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents (except that Merger Sub may amend its Charter Documents to reduce the number of its authorized shares to 100,000 or less);

(b) (i) split, combine, or reclassify any Parent Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities, other than the issuance of shares of Parent Common Stock upon the exercise or conversion of any Parent Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by applicable Law or in the ordinary course of business consistent with past practices or by any Parent Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by Parent or any of its Subsidiaries to directors, officers, or employees, (ii) promote any officers or employees, except as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Parent Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Parent Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Parent Employee Plan, other than contributions required by Law or the terms of such Parent Employee Plans as in effect on the date hereof;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Parent; provided, that the foregoing shall not prohibit the Parent and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Parent IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than the incurrence of trade payables in the ordinary course of business; issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent or any of its Subsidiaries; guarantee, or become a co-obligor with respect to, any indebtedness or the performance of another Person, including pursuant to any “off-balance sheet arrangements” as defined in Item 303 of Regulation S-K promulgated by the SEC, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or assure such Person’s performance or enter into any arrangement having the economic effect of any of the foregoing (including any such guarantee, arrangement or Contract by Parent in favor of one or more of its Subsidiaries);

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Parent Material Contract or any Lease with respect to material Parent Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Parent Material Contract or Lease with respect to material Parent Real Estate hereunder;

(i) institute, settle, or compromise any Legal Action involving the payment of monetary damages by Parent or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent arising out of a breach or alleged breach of this Agreement by Parent, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Parent Balance Sheet; provided, that neither Parent nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Parent ’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Parent or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of Parent by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Parent with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for the Company or any of its respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Parent IP, or grant any right or license to any Parent IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of Parent or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(q) adopt or implement any stockholder rights plan or similar arrangement; or

(r) agree or commit to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality.

(a) Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, (i) the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time; and (ii) Parent shall, and shall cause its Subsidiaries to, afford to the Company and the Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Parent or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Parent and its Subsidiaries, and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties of Parent and its Subsidiaries as the Company may reasonably request from time to time. None of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available pursuant to this Agreement.

(b) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Mutual Non-Disclosure Agreement, dated May 31, 2026, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) Takeover Proposal. Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall cause its respective Subsidiaries and its or its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Parent, or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Section 5.04, the Parent Board shall not effect a Parent Adverse Recommendation Change. The Company on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries and their Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Parent Vote, the Parent Board, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Parent Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to Parent or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (iii) following receipt of and on account of a Superior Proposal, make a Parent Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders Parent to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if: (A) the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable Law; (B) neither Parent nor any of its Representatives nor any of its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.04; (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least two Business Days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Nothing contained herein shall prevent the Parent Board from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Parent determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

(c) Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change and the Parent Board shall not effect a Parent Adverse Recommendation Change or, in each case, enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a breach of this Section 5.04, if: (i) Parent promptly notifies the Company, in writing, at least five (5) Business Days prior to any meeting of the Parent Board at which the Parent Board will consider and determine whether a Takeover Proposal is a Superior Proposal, Parent provides the Company with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Takeover Proposal that is the basis of the potential action by the Parent Board (including a copy of any draft agreement reflecting the offer), and the identity of the Person making the offer; (ii) the Parent Board determines in good faith, after obtaining and taking into account the advice of its financial advisor and the advice of outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; (iii) the Parent Board does not effect, or cause the Parent to effect, a Parent Adverse Recommendation Change at any time within five Business Days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Takeover Proposal is a Superior Proposal; (iv) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Takeover Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (v) at the end of such five Business Day period, such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the Company); and (vi) the Parent Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, a Parent Adverse Recommendation Change is required in order for the Parent Board to comply with its fiduciary obligations to the Parent’s stockholders under applicable Law (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 5.04(c) shall apply to such revised offer as if it were a new offer hereunder).

(d) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act; provided, however, that the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law; provided, further, that any statement pursuant to the foregoing clause (i) shall be deemed to be a Parent Adverse Recommendation Change if the Parent does not expressly reaffirm the Parent Board Recommendation.

Section 5.05 Preparation of Proxy Statement and Form S-4.

(a) Proxy Statement and Form S-4. In connection with the Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, Parent with assistance from the Company, shall prepare and file with the SEC the Proxy Statement and the Form S-4 (which shall include the Proxy Statement). The Company and Parent shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its reasonable best efforts to: (A) cause the Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b) Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Proxy Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Parent shall take all steps necessary to amend or supplement the Form S-4 or the Proxy Statement, as applicable, and to cause the Form S-4 or Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Parent Common Stock, in each case as and to the extent required by applicable Law.

(c) SEC Comments. Subject to applicable Law, Parent shall promptly provide the Company and its counsel with any comments or other communications, whether written or oral, that Parent or its counsel may receive from the SEC or its staff with respect to the Form S-4 or the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Parent Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Proxy Statement, subject to applicable Law, Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on such Form S-4, Proxy Statement, or response (including the proposed final version thereof), and Parent shall give reasonable and good faith consideration to any comments made by the Company or its counsel.

Section 5.06 Company Stockholder Approval. As promptly as reasonably practicable after the execution of this Agreement, the Company will solicit and use its reasonable best efforts to obtain the Company Stockholder Approval.

Section 5.07 Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a) Parent Stockholders Meeting. Parent shall take all commercially reasonable action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Parent shall mail the Proxy Statement to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.04 hereof, the Proxy Statement shall include the Parent Board Recommendation. Subject Section 5.04 hereof, Parent shall use commercially reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stockholder Matters; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Parent to comply with applicable Law). Parent shall use its commercially reasonable best efforts to cooperate with the Company to hold the Parent Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(b) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.08 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; and (d) any acquisition, whether by merger, consolidation, of stock or assets, or otherwise, of any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person if such acquisition, loan, advance, capital contribution or investment is material under the rules and regulations of the Securities Act or the Exchange Act; provided that, the delivery of any notice pursuant to this Section 5.08 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.09 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is six (6) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual Company bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual Company bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate the Company Employee Plans listed on Section 5.09(c) of the Company Disclosure Letter. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(d) Parent Continuing Employees. During the period commencing at the Effective Time and ending on the date which is six (6) months from the Effective Time, Parent shall cause the Surviving Corporation to use its best efforts to provide, or cause its Subsidiaries to provide, to each individual who was an officer or employee of Parent or any of its Subsidiaries immediately prior to the Effective Time and who continues in employment with the Surviving Corporation or any of its Subsidiaries following the Effective Time (each, a “Parent Continuing Employee”), (A) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate in effect for such Parent Continuing Employee immediately prior to the Effective Time, and (B) employee benefits (excluding retiree health benefits, defined benefit pension benefits, and equity-based compensation) that are, in the aggregate, substantially comparable to the employee benefits provided to such Parent Continuing Employee under Parent’s benefit plans as in effect on the date of this Agreement.

(e) Employees Not Third-Party Beneficiaries. This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, Company or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, the Company or any of their respective Affiliates from terminating the employment of any Company Continuing Employee or Parent Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any Company Employee, any Parent Employee or any other Person to any continued employment with the Surviving Corporation, Parent, the Company or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. All rights to indemnification, advancement of expenses, and exculpation by Parent now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Parent or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of Parent, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof or disclosed in Section 5.10 of Parent Disclosure Letter, shall survive the Merger and shall remain in full force and effect in accordance with their terms, subject to the following sentence. For a period of six years from the Effective Time, Parent shall maintain in effect exculpation, indemnification, and advancement of expenses provisions substantially equivalent, or more favorable to Indemnified Parties, as provided by the Charter Documents of Parent as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b) Insurance. Parent shall, at the expense of the Surviving Corporation, obtain as of the Effective Time directors and officers “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an aggregate premium for such coverage over the term of the policy in excess of $650,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Parent will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(d) Assumptions by Successors and Assigns; No Release or Waiver. From and after the Effective Time, in the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

(e) The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the current and former directors and officers of Parent by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.

Section 5.11 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties listed in Section 5.11(a) of the Parent Disclosure Letter and Company Disclosure Letter, respectively; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) Actions or Proceedings. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, the Company or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, the Company or any of their respective Subsidiaries shall be required to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries. None of Parent, Merger Sub and their respective Subsidiaries shall consent, offer or agree to, or otherwise take any action with respect to any of the foregoing actions without the prior written consent of the Company. Neither the Company nor its Subsidiaries shall consent, offer or agree to, or otherwise take any action with respect to any of the foregoing actions without the prior written consent of the Parent.

Section 5.12 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, and until the Closing Date, each of the Company and Parent agrees that no public release, statement, announcement, filing or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Parent, a Parent Adverse Recommendation Change issued or made in compliance with Section 5.04; or (ii) any other disclosures issued or made in compliance with Section 5.04. Subject to applicable Law, Parent shall afford the Company a reasonable opportunity to review and comment upon any filings it proposes to make with the SEC prior to filing them.

Section 5.13 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b) any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 5.15 Stock Exchange Matters.

(a) Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise or conversion of a Parent RSU, to be issued pursuant to Section 2.02) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time. To the extent required by the rules and regulations of Nasdaq, Parent and the Company will prepare and submit to Nasdaq an initial listing application for the shares of Parent Common Stock. All fees associated with the Nasdaq listing application, including fees related to the engagement of a consultant shall be paid by the Surviving Corporation; provided if this Agreement is terminated pursuant to Section 7.03(a), Section 7.04(a), Section 7.04(b) or Section 7.04(d), any fees or expenses incurred in connection with the Nasdaq listing application by any party hereto shall be borne by Parent, or if this Agreement is terminated pursuant to Section 7.03(b), Section 7.03(c) or Section 7.04(c), any fees or expenses incurred in connection with the Nasdaq listing application by any Party shall be borne by the Company.

(b) Parent shall promptly reserve any Nasdaq stock trading symbol or symbols specified by the Company (subject to availability), or will reasonably cooperate with the Company in reserving such symbol(s), and shall use its commercially reasonable efforts to change Parent’s current stock trading symbol to any such new available trading symbol specified by the Company in connection with Closing.

Section 5.16 Certain Tax Matters.

(a) Opinions. To the extent required by the Securities Act and the rules and instructions pertaining to the Form S-4, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to obtain and cooperate with each other to obtain the tax opinion or opinions referenced in Item 601(b)(8) of the SEC’s Regulation S-K, and any other legal opinions required to be filed in connection with the Form S-4 or the Proxy Statement, including by delivering to Kilpatrick Townsend & Stockton and/or Rimon, P.C. (or such other reputable law firm or firms of national standing that may be engaged to provide either tax opinion) prior to the filing of the Form S-4, customary tax representation letters. The tax opinion(s) shall be substantially to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion(s), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) that the discussion in the Form S-4 and/or Proxy Statement under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” (which discussion shall conclude that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code), insofar as such discussion constitutes legal conclusions with respect to matters of U.S. federal income tax law, is counsel’s opinion as to the material U.S. federal income tax consequences of the Merger, and such other opinions as may reasonably be requested by the SEC.

(b) Reorganization Efforts. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) No Extraordinary Distributions or Redemptions. From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, neither Parent nor the Company shall, and each shall cause its respective Subsidiaries not to, (i) declare, set aside, make, or pay any extraordinary distribution to any of its stockholders or to any Person in respect of any Parent Securities or Company Securities, (ii) redeem, repurchase, surrender, or otherwise acquire (or agree to redeem, repurchase, surrender, or otherwise acquire) any Parent Securities or Company Securities, or (iii) take any action that would cause Merger Sub to hold, immediately prior to the Effective Time, any assets other than as contemplated by this Agreement or to incur any liabilities other than as contemplated by this Agreement.

(d) Consistent Reporting. Parent, Merger Sub, the Company, and the Surviving Corporation shall (and Parent shall cause each of its Subsidiaries to) prepare and file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and none of them shall take any position on any Tax Return, in any audit or other Tax proceeding, or otherwise, that is inconsistent with such treatment, except as required by a final “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of state, local, or foreign Tax Law.

Section 5.17 Stockholder Litigation. Parent shall promptly advise the Company in writing after becoming aware of any Legal Action commenced, or to Parent’s Knowledge threatened, against Parent or any of its directors by any stockholder of Parent (on their own behalf or on behalf of Parent) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep the Company reasonably informed regarding any such Legal Action. Parent shall: (a) give the Company the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep the Company reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide the Company with the opportunity to consult with Parent regarding the defense of any such litigation, which advice Parent shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.18 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.19 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, including, without limitation, the transfer of the current Company indebtedness to Surviving Corporation.

Section 5.20 Parent and Parent Subsidiary Boards and Management.

(a) Parent shall promptly inform the Company as to changes in the boards (or analogous bodies in the case of non-corporate Subsidiaries) and officers of Parent and its Subsidiaries.

(b) Parent shall use commercially reasonable efforts to obtain and deliver to the Company five days prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director (or analogous officials in the case of non-corporate Subsidiaries) of the Parent and each of its Subsidiaries (in each case, in their capacities as directors or analogous officials, and not as employees) as the Company shall request in writing. In the event Parent is unable to obtain the resignations of directors (or analogous officials in the case of non-corporate Subsidiaries) of its Subsidiaries, it shall, to the extent permitted by the Charter Documents of such Subsidiaries, remove such directors or analogous officials from such Subsidiaries.

(c) Prior to the Effective Time, the Parent Board shall elect to the Parent Board the persons submitted in writing to the Parent by the Company at least three days prior to the Closing Date, such elections to be effective as of the Effective Time. To the extent necessary to accommodate such new members, the Parent Board will increase the size of the Parent Board. The Company shall submit a sufficient number of nominees who are independent within the meaning of applicable Law and Nasdaq listing standards so as to maintain a majority independent Parent Board after the Effective Time, taking into account resignations from the Parent Board pursuant to the preceding Section 5.20(a). Parent shall not elect directors to the Parent Board after the Company submits its list unless required by applicable Law, and in any event, shall promptly inform the Company of any such additional directors.

(d) Prior to the Effective Time, Parent shall cause the election or appointment of the persons submitted in writing to the Parent by the Company at least three days prior to the Closing Date to the boards of directors (or analogous bodies or capacities in the case of non-corporate Subsidiaries) of the Parent’s Subsidiaries, such elections or appointments to be effective as of the Effective Time. Parent shall not permit the election or appointment of directors (or analogous officials in the case of non-corporate Subsidiaries) to the boards of its Subsidiaries after the Company submits its list unless required by applicable Law, and in any event, shall promptly inform the Company of any such additional directors or officials. To the extent necessary to accommodate new members, Parent will cause the size of Subsidiary boards to be increased.

(e) Parent shall use commercially reasonable efforts to obtain and deliver to the Company five days prior to the Closing Date (to be effective as of the Effective Time) the resignation of each officer of the Parent and each of its Subsidiaries (in each case, in their capacities as officers, and not as employees) as the Company shall request in writing. In the event Parent is unable to obtain the resignations of such officers, it shall remove such officers. Prior to the Effective Time, Parent shall appoint or cause the appointment as officers of the Parent and Parent’s Subsidiaries of the persons submitted in writing to the Parent by the Company at least three days prior to the Closing Date, such appointments to be effective as of the Effective Time.

Section 5.21 Parent Indebtedness. Prior to the Effective Time, Parent shall use reasonable best efforts to repay or convert into Parent Common Stock (in its sole discretion and on terms reasonably acceptable to Parent, and as permissible in accordance with applicable Laws) at least 50% of the amount set forth on Section 5.21 of the Parent Disclosure Letter. In no event shall Parent incur any additional indebtedness with Affiliates or other related parties following the date hereof, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned). In connection with the conversion of 50% of the secured debt into Parent Common Stock, which conversion terms shall be put to a vote of the Parent shareholders (the “Parent Indebtedness Vote”) (among other proposals related to the Merger), should the necessary majority of the Parent shareholders shares of Common Stock for any reason not be voted to approve the conversion of the secured debt at such shareholder meeting, then the secured holders of Parent shall be paid by the Company in cash and/or stock, in the debt holders sole discretion, within ten (10) calendar days following the Closing of the Merger in an amount equal to the aggregate balance of the remaining secured debt.

Section 5.22 Representation and Warranty Insurance Policy. Prior to the Closing, the Company may obtain and bind a buyer-side insurance policy, effective as of Closing, for the benefit of the Company with respect to the representations and warranties of the Company contained in this Agreement (the “R&W Insurance Policy”). The Company shall be responsible for all premium and costs for the R&W Insurance Policy incurred prior to the Closing.

Section 5.23 Parent Net Cash.

(a) For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Parent and the Company at least fifteen (15) calendar days prior to the Parent Stockholders Meeting, to be the anticipated date for Closing. At least five (5) Business Days prior to the Parent Stockholders Meeting, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth Parent’s estimated calculation of Parent Net Cash, including each component thereof (the “Net Cash Calculation”) as of the Anticipated Closing Date, prepared and certified by Parent’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Parent). Parent shall make available to the Company the work papers and back-up materials used or useful in preparing the Net Cash Schedule (including, with respect to Expenses (whether included or excluded as part of the Net Cash Calculation), estimated final invoices and current accounts receivable from each advisor to Parent) and, as reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, the Company (i) notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 5.23(b) then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash as of the Anticipated Closing Date for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash as of the Anticipated Closing Date for purposes of this Agreement.

(e) If Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash as of the Anticipated Closing Date pursuant to Section 5.23(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used or useful in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be final and binding upon the Parties and shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash as of the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 5.23(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash. If this Section 5.23(e) applies as to the determination of Parent Net Cash as of the Anticipated Closing Date described in Section 5.23(a), upon resolution of the matter in accordance with this Section 5.23(e), the Parties shall not be required to determine Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Parent Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.

Section 5.24 Post-Closing Workforce Actions; WARN Act Compliance.

(a) Acknowledgment. Parent and the Company acknowledge that, following the Closing Date, the Surviving Corporation may, in its sole discretion and based on then-prevailing business conditions, economic circumstances or applicable regulations make operational changes, including potential reductions in force, consolidations, or other workforce adjustments (collectively, “Post-Closing Workforce Actions”).

(b) Compliance Obligations. The Surviving Corporation shall be solely responsible for compliance with all applicable Laws, including, without limitation, the WARN Act and any similar state or local statutes, with respect to any Post-Closing Workforce Actions occurring after the Closing Date.

(c) Cooperation. Parent shall, to the extent reasonably practicable, provide the Company with information in its possession necessary to enable the Surviving Corporation to determine the applicability of the WARN Act or similar Laws to any Post-Closing Workforce Actions, including information about pre-Closing employment levels, terminations and locations.

Section 5.25 Parent Legal Action. Following the execution date of this Agreement, Parent shall provide reasonable updates, if and when available, to the Company with respect to any Legal Action against Parent or its Subsidiaries, including those set forth on Schedule 4.10 of the Parent Disclosure Schedule and shall reasonably cooperate with the Company and its legal counsel in assessing such Legal Actions, subject to attorney client privileged matters.

Article VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. The Parent Stockholder Matters will each have been approved by the Requisite Parent Vote.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stockholder Matters, or the other transactions contemplated by this Agreement.

(f) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and Section 6.01 of the Parent Disclosure Letter and required to consummate the Merger, the Parent Stockholder Matters, and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

(g) Directors and Officers Insurance. The directors and officers liability insurance policy under Section 5.10(b) shall have been purchased.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than the Company Fundamental Representations) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e) Company Audit. The Company shall have delivered financial statements as of and for the years ended December 31, 2024 and 2025 (the “SEC Annual Financial Statements”), and as of and for any required interim periods (together with the SEC Annual Financial Statements, the “SEC Financial Statements”). The SEC Financial Statements shall comply with the standards of the Public Company Accounting Oversight Board and the relevant rules and regulations of the SEC and the SEC Financial Statements shall be suitable for inclusion in the Form S-4 in compliance with the Securities Act. The SEC Annual Financial Statements shall be audited under the standards of the Public Company Accounting Oversight Board and the relevant rules and regulations of the SEC and shall not differ materially from the unaudited draft of the SEC Annual Financial Statements dated May 28, 2026 made available to Parent.

(f) Termination of Stockholder Agreements. The Company shall have obtained a valid and binding termination of the Amended and Restated Stockholders Agreement dated June 24, 2023, including any other stockholder agreements, such terminations to be effective at the Closing Date and in a form and substance reasonably satisfactory to Parent.

(g) Third Party Consents. All consents, approvals and other authorizations of any third party set forth in Section 6.02(g) of the Company Disclosure Letter and required to consummate the Merger, the Parent Stockholder Matters, and the other transactions contemplated by this Agreement shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

(h) FIRPTA Certificate. Parent shall have received (a) a properly executed certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (b) a properly completed notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), authorizing Parent to deliver such notice to the IRS following the Closing.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (other than in the Parent Fundamental Representations) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties contained in the Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Third Party Consents. All consents, approvals, lien releases and other authorizations of any third party set forth in Section 6.03(e) of the Parent Disclosure Letter and required to consummate the Merger, the Parent Stockholder Matters, and the other transactions contemplated by this Agreement shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

(f) Voting Agreements. The stockholders of the Parent identified in Schedule 6.03(f) shall have delivered, or caused to be delivered, Voting Agreements to the Company.

(g) FIRPTA Certificate. The Company shall have received (a) a properly executed certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) certifying that Parent is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (b) a properly completed notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), authorizing the Company to deliver such notice to the IRS following the Closing.

(h) Tax Opinion. The Company shall have received a written tax opinion from Rimon, P.C., dated as of the Closing Date, substantially to the effect described in Section 5.16. In rendering the opinion described in this Section 6.03(h), such counsel shall be entitled to receive and rely upon customary representation letters from Parent and the Company.

(i) Parent Net Cash. Parent shall have delivered the Net Cash Schedule in accordance with Section 5.23, and the Net Cash Calculation as finally determined shall indicate that the Parent Net Cash is not less than the Parent Target Net Cash.

(j) Continual Listing. The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

(k) Domain Name Assignment. Parent shall have delivered to the Company a Domain Name Assignment, assigning all domain names used by Parent and its Subsidiaries and not owned by the Parent and its Subsidiaries, including all such domain names listed on Schedule 4.07 to Parent and/or its applicable Subsidiaries, at no cost to Parent, any Subsidiary or the Surviving Corporation.

Section 6.04 Frustration of Closing Conditions. None of the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

Article VII
Termination, Amendment, and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a) if the Merger has not been consummated on or before January 30, 2027 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date, provided, further, that in the event that the SEC has not declared effective under the Securities Act the Form S-4 by the date which is thirty (30) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days by written notice to the other party;

(b) if the Merger and this Agreement has been submitted to the shareholders of the Company for approval and the Requisite Company Vote shall not have been obtained at a meeting of the stockholders or pursuant to written consent (unless such stockholders meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(c) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, any Parent Stockholder Matters, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(c) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if the Parent Stockholder Matters have been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote for each such matter shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(b) if the Company Stockholder Approval shall not have been obtained by the End Date;

(c) if the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.05; or

(d) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Parent shall have given the Company at least 30 days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(c).

Section 7.04 Termination by Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) (i) if the Parent Board authorizes Parent to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; (ii) there shall have occurred a Parent Adverse Recommendation Change; or (iii) the Parent Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) and (ii) of this sentence;

(b) if the Parent Stockholder Matters have been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained for each matter at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c) if the Company Stockholder Approval shall not have been obtained by the End Date;

(d)  if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their covenants and agreements set forth in Section 5.04, Section 5.05, or Section 5.07;

(e) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent and Merger Sub at least 30 days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(d); or

(f) if any Legal Action pending or threatened against Parent or any of its Subsidiaries as of the Closing will result in liability to the Surviving Corporation, Parent and/or its Subsidiaries (solely as it relates to a Legal Action) in excess of $5,000,000 in the aggregate (reduced by any insurance coverage approved in writing by Parent’s insurance carrier with respect to such Legal Claims, net of any deductible or retention or any out-of-pocket expenses to procure recovery), as reasonably determined through a collaborative process by Parent and the Company in good faith.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the material breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by the Company pursuant to Section 7.04(a), Section 7.04(b), or Section 7.04(d) then Parent shall promptly (but in any event within 2 Business Days) pay to the Company (by wire transfer of immediately available funds) the Parent Termination Fee.

(b) If this Agreement is terminated by the Parent pursuant to Section 7.03(a), then Parent shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, the Parent Termination Fee.

(c) If this Agreement is terminated by the Parent pursuant to Section 7.03(b), or Section 7.03(c) then the Company shall promptly (but in any event within 2 Business Days) pay to the Company (by wire transfer of immediately available funds) the Company Termination Fee.

(d) If this Agreement is terminated by the Company pursuant to Section 7.04(c), then the Company shall pay to the Parent (by wire transfer of immediately available funds), at or prior to such termination, the Company Termination Fee.

(e) The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee, on the one hand, or Parent the Parent Termination Fee, on the other hand, on more than one occasion.

(f) Except as expressly set forth in this Section 7.06, upon termination of this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent or the Company, as applicable, shall be responsible for any NASDAQ filing fees and expenses as contemplated by Section 5.15.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to a party hereto than those contained in the Confidentiality Agreement.

“Accounting Firm” has the meaning set forth in Section 5.23(e).

“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Adjournment Proposal” means a proposal to Parent’s stockholders to approve an adjournment of the Parent Stockholders Meeting from time to time, as necessary or appropriate, including to solicit additional votes in favor of any of the Parent Stockholder Matters or to establish a quorum.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Anticipated Closing Date” has the meaning set forth in Section 5.23(a).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Laws concerning anti-corruption, anti-bribery, or anti-money laundering of any other jurisdiction in which the Company conducts business, including, without limitation, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable Laws regarding money laundering (including predicate offenses thereto) and terrorist financing, including related financial recordkeeping and reporting requirements, including, but not limited to, the U.S. Currency and Foreign Transactions Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the USA PATRIOT Act of 2001 and the European Union Money Laundering Directives.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Bankruptcy Case” has the meaning set forth in Section 3.22(a).

“Bankruptcy Code” has the meaning set forth in Section 3.22(a).

“Bankruptcy Court” has the meaning set forth in Section 3.22(a).

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(d).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person, the analogous organizational, constituent and/or governing documents and/or instruments of such Person.

“Claims” has the meaning set forth in Section 3.22(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Per Warrant Consideration means (i) a number of shares of Parent Common Stock equal to the Exchange Ratio; plus (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); provided such determination shall take into effect the per share exercise price of such Warrant.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Commercially Available Software” means generally available, off-the-shelf Software licensed pursuant to click-through, click-wrap, or other standard terms and conditions.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the solicitation that is mailed to the Company’s shareholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.09(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.14(a).

“Company Employee Plans” has the meaning set forth in Section 3.14(a).

“Company Equity Award” means an RSU, stock option or other incentive equity granted under the Company Equity Plan.

“Company Equity Plan” means Company’s 2023 Stock Incentive Plan.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) (Organization), Section 3.02 (Capital Structure), Section 3.03(a) (Authority), Section 3.03(b) (Non-Contravention), Section 3.03(d) (Board Approval), Section 3.03(e) (Anti-Takeover Statute) and Section 3.12 (Brokers’ and Finders’ Fees).

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Company Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Company Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, financial condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), assets, or liabilities of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any government shutdown or slowdown; (ii) the announcement or pendency of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, (iv) acts of war, sabotage, or terrorism, or the escalation thereof; (v) natural disasters, epidemics, or pandemics, (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 2.01(b).

“Company RSUs” means restricted stock units covering Company Common Stock granted under the Company Equity Plan.

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Shares” means the shares of the Company Preferred Stock and the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Stock” means Company Preferred Stock and Company Common Stock.

“Company Termination Fee” means $1,000,000.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“Dispute Notice” has the meaning set forth in Section 5.23(b).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Exchange Ratio” means, subject to Section 2.01(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which the following definitions shall apply:

● “Aggregate Valuation” means the sum of (a) the Company Valuation, plus (b) the Parent Valuation.

● “Company Allocation Percentage” means the Company Valuation divided by the Aggregate Valuation.

● “Company Merger Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

● “Company Valuation” means the sum of (a) $700,000,000 plus (b) the net proceeds of the Company Financing.

● “Company Outstanding Shares” means the total number of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and using the treasury stock method, but assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all outstanding options, restricted stock awards, restricted stock units, warrants or rights to receive such shares, whether conditional or unconditional, as of immediately prior to the Effective Time.

● “Company Financing” means a private placement of Company equity securities for cash closing after the date hereof and at or prior to the Closing Date.

● “Converted Debt” means the dollar amount of Debt set forth in Section 5.21 of the Parent Disclosure Letter converted into Parent Common Stock as described therein from time to time after the date hereof but prior to the filing of the Form S-4, not to exceed $2,608,303.

● “Debt Conversion Amount” means the product of (a) the Debt Conversion Shares multiplied by (b) $2.26.

● “Debt Conversion Shares” means the quotient, rounded down to the neared whole number, of (a) the Converted Debt divided by (b) the lower of (i) 105% of the closing per share price of a share of Parent Common Stock on Nasdaq on the trading day immediately preceding the conversion of the relevant portion of Converted Debt or (ii) the average of the closing price of the five (5) trading days immediately preceding the Debt conversion date, plus such premium if needed in order to remain compliant with applicable Nasdaq rules, including Nasdaq Rule 5635.

● “Parent Allocation Percentage” means the Parent Valuation divided by the Aggregate Valuation.

● “Parent Equity Value” means the sum of (a) $14,719,624 plus (b) the Debt Conversion Amount.

● “Parent Outstanding Shares” means, subject to Section 2.01(f), and the immediately following sentence, the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis and using the treasury stock method, but assuming, without limitation or duplication, the issuance of shares of Parent Common in respect of all outstanding options, restricted stock awards, restricted stock units, warrants or rights to receive such shares, whether conditional or unconditional as of immediately prior to the Effective Time.

● “Parent Target Net Cash” means negative one million five hundred thousand dollars ($(1,500,000)).

● “Parent Valuation” means (a) if Parent Net Cash is equal to or greater than Parent Target Net Cash, the Parent Equity Value, or (b) if Parent Net Cash is less than Parent Target Net Cash, the sum of (x) Parent Equity Value minus (y) the difference, in absolute amount, between Parent Net Cash and Parent Target Net Cash.

● “Post-Closing Parent Shares” means the quotient obtained by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees, commissions and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement and Form S-4, the filing of any required notices under Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stockholder Matters, and the other transactions contemplated by this Agreement; provided however, that for purposes of calculating Parent Net Cash, (a) fees and expenses of Nasdaq shall be treated as Expenses of Parent only to the extent set forth in Section 5.15 and (b) premiums for the insurance policy referenced in Section 5.10(b) shall not be treated as Expenses of Parent.

“Form S-4” has the meaning set forth in Section 3.19.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Governmental Official” means (a) an officer, agent or employee of any Governmental Entity, (b) any Person acting for or on behalf of a Governmental Entity, (c) any candidate for any office of or position with any Governmental Entity, or (d) any political party.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Intellectual Property” means any and all intellectual property, industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (including all registrations and applications for registration of the foregoing), (iii) copyrights (including all registrations, applications for registration and renewal rights) and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to Personal Information, (vii) moral rights and rights of attribution and integrity and (viii) all rights in the foregoing and in other similar intangible assets.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter, after reasonable inquiry; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Letter, after reasonable inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nasdaq” has the meaning set forth in Section 2.01(e).

“Net Cash Calculation” has the meaning set forth in Section 5.23(a).

“Net Cash Schedule” has the meaning set forth in Section 5.23(a).

“Open Source Materials” shall mean any Software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) or on similar license terms (“Open Source Licenses”).

“Order” has the meaning set forth in Section 3.10.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Proxy Statement that is mailed to the Parent’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(b).

“Parent Benefit Plans” has the meaning set forth in Section 5.09(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Charter Amendment” shall mean, if the Company deems it advisable, an amendment and restatement of the Parent Certificate of Incorporation substantially in the form set forth as Exhibit A, or such other amendment or amendment and restatement to the Parent Certificate of Incorporation as Parent and Company may mutually and reasonably agree.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Continuing Employee” has the meaning set forth in Section 5.09(e).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.14(a).

“Parent Employee Plan” has the meaning set forth in Section 4.14(a).

“Parent Equity Award” means a Parent RSU or Parent Stock Option.

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Parent Fundamental Representations” means Section 4.01(a) (Organization), Section 4.02 (Capital Structure), Section 4.03(a) (Authority), Section 4.03(b) (Non-Contravention), Section 4.03(e) (Anti-Take Over Statute), Section 4.03(d) (Board Approval), and Section 4.12 (Brokers).

“Parent Indebtedness Vote” has the meaning set forth in Section 5.21.

“Parent IP” has the meaning set forth in Section 4.07(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Parent IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Parent or any of its Subsidiaries.

“Parent Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Parent or any of its Subsidiaries holds any Parent Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Parent or any of its Subsidiaries thereunder.

“Parent Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), assets, or liabilities of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any government shutdown or slowdown; (ii) the announcement or pendency of the transactions contemplated by this Agreement, (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, (iv) any outbreak or escalation of war or any act of terrorism, (v) natural disasters, epidemics, or pandemics; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Material Contract” has the meaning set forth in Section 4.17(a).

“Parent Net Cash” means, without duplication, (a) Parent’s cash and cash equivalents as of the Anticipated Closing Date, minus (b) Parent’s accounts payable, accrued compensation and benefits, accrued taxes payable and other accrued liabilities and expenses, lease termination costs, notice payments, fines or other payments to be made by Parent in order to terminate any existing agreements to which Parent is a party minus (c) any severance or change-in-control or payments (including associated payroll taxes) that become payable by Parent to any director, officer, employee or consultant of Parent or any of its Subsidiaries or other Person in connection with the consummation of the transactions contemplated by this Agreement, but specifically excluding any unpaid Parent Expenses (but including, for the avoidance of doubt, any unpaid expenses related to equity or debt financings by Parent), each as of the Anticipated Closing Date.

“Parent-Owned IP” means all Intellectual Property owned by the Parent or any of its Subsidiaries.

“Parent Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Parent or any of its Subsidiaries.

“Parent Real Estate” means the Parent Owned Real Estate and the Parent Leased Real Estate.

“Parent RSUs” means restricted stock units covering Parent Common Stock granted under a Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b).

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Parent Stockholder Matters.

“Parent Stock” means Parent Preferred Stock and Parent Common Stock.

“Parent Stockholder Matters” means the Parent Stock Issuance, the Parent Charter Amendment (if applicable), the Reverse Stock Split (if applicable), the Parent Stock Plan Pool Increase, the Parent Indebtedness Vote, the Adjournment Proposal and such other matters as Parent and the Company may mutually and reasonably agree.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the Merger on the terms and conditions set forth in this Agreement.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the following plans, in each case as amended: 2022 Equity Incentive Plan, as amended.

“Parent Stock Plan Pool Increase” means an increase in the number of shares of Parent Common Stock reserved for issuance under the Parent Stock Plans of no less than approximately 5% of the total number of shares of Parent Common Stock projected to outstanding immediately following the Closing.

“Parent Termination Fee” means $1,000,000.

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“PCAOB” means United States Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.09(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation and (g) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means any information or data that (a) identifies (or could be used to identify), relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual, device or household, or (b) is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under applicable Privacy Laws pertaining to privacy or data security.

“Post-Closing Workforce Actions” has the meaning set forth in Section 5.24(a).

“Proxy Statement” has the meaning set forth in Section 3.19.

“Representatives” has the meaning set forth in Section 5.04(a).

“Response Date” has the meaning set forth in Section 5.23(b).

“Reverse Stock Split” means a reverse stock split, if Parent and the Company mutually and reasonably agree that a reverse stock split is advisable, of all outstanding shares of Parent Common Stock at a reverse stock split ratio mutually and reasonably agreed to by Parent and the Company; provided, that if Parent and Company cannot agree that a reverse stock split is advisable, or cannot agree on the ratio, a reverse stock split will be required if reasonably expected to be necessary to maintain compliance with the listing standards of Nasdaq, and the corresponding ratio shall be set at the minimum ratio necessary to maintain compliance (with the antecedent and consequent of such ratio both being expressed as whole numbers). If implemented, the Reverse Stock Split, in the discretion of the Company, may be included in the as-filed Parent Charter Amendment.

“Requisite Company Vote” has the meaning set forth in Section 3.01(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“RSUs” means restricted stock units covering Company Common Stock granted under the Company Equity Plan.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject of comprehensive country- or territory-wide Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine and until June 30, 2025, Syria.

“Sanctioned Person” means any Person that is the subject of Sanctions or party-specific export controls, including any Person (a) listed on any Sanctions-related or export control-related list, including, but not limited to, such lists maintained by the United States (including the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations, the European Union, any European Union member state, and any other Governmental Entity of a jurisdiction in which the Company or any of the Subsidiaries conducts business; (b) located, organized or ordinarily resident in a Sanctioned Jurisdiction; or (c) directly or indirectly owned fifty percent (50%) or more, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means the economic, trade or financial sanctions Laws, embargoes or restrictive measures administered, enacted or enforced from time to time by the United States, the United Nations, the European Union, any European Union member state, the United Kingdom, or any other jurisdiction where the Company or any of the Subsidiaries, or the Parent or any of its Subsidiaries, as applicable, operates or conducts business.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SEC” means the Securities and Exchange Commission.

“SEC Annual Financial Statements” has the meaning set forth in Section 6.02(e).

“SEC Financial Statements” has the meaning set forth in Section 6.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the conditions); and (e) any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by the other party.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Systems” means all networks, systems, equipment, databases, websites and other information technology or data processing assets, facilities, infrastructure or services (including related Software and hardware) owned or controlled by or on behalf of the Company or Parent or their Subsidiaries, as applicable, and the data, including Personal Information, processed thereby or thereon.

“Takeover Proposal” means with respect to Parent, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of Parent or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of Parent and its Subsidiaries’ consolidated assets or to which 15% or more of Parent’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Parent or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Parent; (d) merger, consolidation, other business combination, or similar transaction involving Parent or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Parent or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Tax” or “Taxes” means any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, customs duty, tariff, or other tax governmental fee or other like assessment or charge in the nature of a tax (whether disputed or not), together with any interest or any penalty or addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule, amendment or attachment.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax, including with respect to the imposition, interpretation, assessment, or collection of any Tax.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” means the voting agreement in the form attached hereto as Exhibit B.

“Warrants” means warrants to purchase shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the in state or federal courts of the United States of America located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	SUNation Energy, Inc. 171 Remington Boulevard Ronkonkoma, NY 11779 Attention: Scott Maskin, Chief Executive Officer Email:

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Rimon, P.C. 400 Madison Avenue, Suite 11D New York, NY 10017 Attention: Theodore Ghorra or Mark Lee Email: theodore.ghorra@rimonlaw.com; mark.c.lee@rimonlaw.com

If to the Company, to:	Suniva, Inc. 5765 Peachtree Industrial Blvd. Norcross, GA 30092 Attention: Matt Card Email:

with a copy (which will not constitute notice to the Company) to:	Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street NE, Suite 2800 Atlanta, Georgia 30309 Attention: Colin Bernardino and David Eaton Email: CBernardino@ktslaw.com; DEaton@ktslaw.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09 No Third-Party Beneficiaries. Except as provided in Section 5.10 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent nor Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.15 Expenses. Except as otherwise expressly provided herein, each party shall pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNIVA, INC.

By
Name:
Title:

SUNATION ENERGY, INC.

By
Name:	Scott Maskin
Title:	Chief Executive Officer

SUNATION MERGER SUB, INC.

By
Name:	Scott Maskin
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]